Exhibit 3.1

CERTIFICATE OF FORMATION

OF

ISQ OPEN INFRASTRUCTURE COMPANY LLC

THIS Amended and Restated Certificate of Formation of ISQ Open Infrastructure Company LLC (the “Company”), dated as of March 13.2025, has been duly executed and is being filed by the undersigned authorized person in accordance with § 18-208 of the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et m.) (the “LLC Act”), to amend and restate the original Certificate of Formation of the Company which was filed on January 15, 2025 with the Secretary of State of the State of Delaware (the “Certificate”).

The Certificate is hereby amended and restated in its entirety to read as follows:

FIRST. The name of the limited liability company is ISQ Open Infrastructure Company LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware are Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

FOURTH. Notice is hereby given pursuant to Sections 18-215(b) and 18-218(b) of the LLC Act that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Company shall be enforceable against the assets of such series only, and not against the assets of the Company generally or any other series thereof, and, unless otherwise provided in the limited liability company agreement of the Company, as amended from time to time, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first-above written.

/s/ Gautam Bhandari
Name:	Gautam Bhandari
Title:	Authorized Person